ASSET CONTRIBUTION AGREEMENT

by and between

CASINO JOURNAL PUBLISHING GROUP, INC.
CASINO PUBLICATIONS, INC.
GAMING ENTERTAINMENT EXPOSITIONS, INC.
 CASINO JOURNAL OF NEVADA, INC.
(as Sellers)

and


GEM COMMUNICATIONS, LLC
(as Purchaser)











Dated as of January 1, 2001







                        ASSET CONTRIBUTION AGREEMENT


This ASSET CONTRIBUTION AGREEMENT is entered into as of January 1, 2001, by and among CASINO JOURNAL PUBLISHING GROUP, INC., a Nevada corporation ("CJPG"), Casino Publications, Inc., a Nevada corporation ("Casino Publications"), Casino Journal of Nevada, Inc., a New Jersey corporation ("CJ of Nevada"), Gaming Entertainment Expositions, Inc., a Nevada corporation ("GEE" and together with CJPG, Casino Publications and CJ of Nevada, "Sellers"), and GEM COMMUNICATIONS, LLC, a Delaware limited liability company ("GEM").

R E C I T A L S

A. Sellers own and operate a business that publishes trade magazines and newsletters and organizes trade shows for the gaming industry (the "Business").

B. Effective as of January 1, 2001, GEM Holdings, LLC (f/k/a GEM Communications, LLC) transferred to GEM its US-based business that publishes trade magazines and newsletters and organizes trade shows for the gaming industry (the "GEM Business").

C. Sellers are willing to contribute to GEM and GEM is willing to accept from Sellers substantially all of the assets of Sellers related to the Business in exchange for $3 million in cash and 100,000 LLC Units (as defined herein) of GEM, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as specified otherwise, when used in this Agreement and any Exhibits or Schedules, the following terms shall have the meanings specified:

"Accounts Receivable" shall mean all accounts receivable of Sellers relating to the Business immediately prior to the Closing, as determined in accordance with GAAP;

"Additional Purchase Price" shall mean the sum of money, if any, payable to Sellers as additional purchase price, in accordance with
Section 2.2(b) hereof;

"Affiliate" as applied to any specified Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person. For purposes of the foregoing, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" shall have meanings correlative to the foregoing. In the case of a Person who is an individual, the term "Affiliate" shall include, with respect to such specified Person,
(i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities
Act), and (ii) trusts, the trustee or the beneficiaries of which are such specified Person or members of such Person's immediate family as determined in accordance with the foregoing clause (i).
Notwithstanding the foregoing, GEM and its Affiliates shall not be deemed Affiliates of Sellers for purposes of this Agreement;

"Agreement" shall mean this Asset Contribution Agreement, together with the Schedules and Exhibits, as the same shall be amended from time to time in accordance with the terms hereof;

"Applicable Laws" with respect to any Person, shall mean all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject;

"Assumed Liabilities" shall mean the obligations of Sellers under the Contracts listed on Schedule 1.2, and Contracts, if any, entered into after the date hereof and prior to the Closing Date in accordance with this Agreement, in each case arising from and accruing with respect to the operation of the Business after the Closing Date;

"Assumption Agreement" shall mean an instrument in the form of EXHIBIT "B" attached hereto;

"Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes;

"Bill of Sale and Assignment" shall mean the instrument in the form of EXHIBIT "C" attached hereto;

"Business" shall have the meaning set forth in the Recitals;

"Cash" shall mean all moneys of Sellers, whether in the form of cash, cash equivalents, marketable securities, short term investments or deposits in bank or other financial institution accounts of any kind;

"Claim" shall mean any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other proceeding;

"Closing" shall mean the conference to be held at 10:00 a.m., New York City time on the Closing Date at the New York offices of GEM, or at such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated;

"Closing Date" shall mean (i) the later of January 1, 2001, or as soon as practicable thereafter as the conditions set forth in Section 7.11 and 8.8 have been satisfied or (ii) on such other date as the parties may mutually agree. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date;

"Code" shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder;

"Contract Assignment" shall mean the Assignment and Assumption of Contracts, in the form of EXHIBIT "C" attached hereto;

"Contracts" shall mean those agreements (other than those included in the Retained Assets and other than the Leases) under which Sellers conduct the Business, whether written, oral, or implied, including, without limitation, those agreements listed on Schedule 1.2;

"Contributed Assets" shall mean: (a) the Accounts Receivable; (b) the Contracts; (c) the Customer Lists; (d) the Equipment; (e) the Intangible Property; (f) the Leases; (g) the Licenses; (h) the Miscellaneous Assets; (i) the Records; (j) all prepaid assets relating to the Contracts; (k) cash in an amount equal to all deferred obligations assumed by GEM (including any deposits relating to the Contracts as set forth on Schedule 1.3); and (l) the Equity Interests in the assets as set forth on Schedule 1.4;

"Copyrights" shall mean all copyrights (including computer software, data and documentation) and any registrations and applications to register or renew the registration thereof owned, leased, licensed or used by Sellers in connection with the Business including, without limitation, those items listed on Schedule 1.5;

"Customer Lists" shall mean all lists, documents, information in whatever form or media, including without limitation computer disks and programs and other computer readable media used by, prepared for the benefit of, or in the possession of Sellers concerning past, present and potential customers, advertisers or vendors of the Business;

"Documents" shall mean this Agreement and the other documents, agreements and certificates executed pursuant to or in connection with this Agreement;

"Environmental Claim" shall mean with respect to a Person any claim, action, cause of action, investigation of which such Person or any of its Subsidiaries, including any of their management employees, are aware, or written notice by any third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased, used or operated by such Person or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; "Environmental Laws" shall mean all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern;

"Equipment" shall mean all of the machinery, computers, equipment, furniture, fixtures, furnishings, parts, vehicles and other items of tangible personal property owned or leased by Sellers and used in connection with the operation of the Business, including, without limitation, those items listed on Schedule 1.6 (other than those items included in the Retained Assets);

"Equity Interest" shall mean (i)with respect to a corporation, any and all issued and outstanding capital stock and warrants, options or other rights to acquire capital stock or securities convertible into any form of equity interest and (ii)with respect to a partnership, limited liability company or similar Person, any and all units, interests, or other equivalents thereof, or other ownership interests in any such Person and warrants, options or other rights to acquire any such units or interests or securities convertible into any form of equity interest;

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

"Estimated Closing Balance Sheet" shall mean the estimated pro forma balance sheet of the Business described in Section 4.09;

"Event of Loss" shall mean any loss, taking, condemnation, damage or destruction of or to any of the Contributed Assets;

"GAAP" shall mean United States generally accepted accounting principles consistently applied;

"GEM" shall mean GEM Communications, LLC, a Delaware limited liability company;

"GEM's Closing Certificate" shall mean the certificate of an officer of GEM in the form of EXHIBIT "D" attached hereto;

"GEM's Opinion of Counsel" shall mean the opinion of counsel of GEM in the form of EXHIBIT "E" attached hereto;

"GEM's Performance Certificate" shall mean the certificate of GEM in the form of EXHIBIT "F" hereto;

"Governmental Authority" shall mean any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof;

"Intangible Property" shall mean (a) the Copyrights; (b) the Trade Secrets; (c) the Trademarks; (d) all similar intellectual property rights; (e) all computer software used in the Business (other than those items included in the Retained Assets), including, without limitation, those items listed on Schedule 1.7 (including the object code and the source code to the extent referenced on such Schedule and all documentation with respect to such software), world wide web sites and web pages; (f) licenses of any of the foregoing; and (g) all goodwill associated therewith;

"IRS" shall mean the Internal Revenue Service;

"Leases" shall mean the leases and subleases of Equipment to which Sellers are a party with respect to the Business, as listed on Schedule 1.8;

"Licenses" shall mean the licenses, permits and authorizations issued by any Governmental Authority to Sellers for the operation of the Business, as listed on Schedule 1.9;

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, including without limitation any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Contributed Assets under the Uniform Commercial Code of the State of New Jersey, Nevada, or comparable law of any other jurisdiction;

"LLC Agreement" shall mean the Operating Agreement of GEM, to be dated as of the Closing Date, in the form of Exhibit "G" hereto;

"LLC Units" shall mean the Class B limited liability company units in GEM;

"Material Adverse Effect" shall mean with respect to a Person (a) a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of such Person to perform any material obligations under this Agreement or any of the other Documents;

"Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials or PCBs;

"Miscellaneous Assets" shall mean all tangible and intangible assets used by Sellers in the operation of the Business on the date hereof and as of the Closing Date and not otherwise specifically referred to in this Agreement, including any warranties related to any of the Contributed Assets, excepting therefrom only the Retained Assets;

"Order" shall mean any judgment, writ, decree, injunction, order, stipulation, compliance agreement or settlement agreement issued or imposed by, or entered into with, a Governmental Authority, whether or not having the force of law;
"Patents" shall mean all of those foreign and United States patents including registrations and applications to register patents, owned, licensed, used or filed by Sellers with respect to the Business, including, without limitation, those set forth on Schedule 1.10; "Permitted Liens" shall mean solely with respect to Sellers, Liens existing on the Closing Date to remain on the Contributed Assets after the Closing Date as agreed to by GEM, and with respect to Sellers or GEM, (a) Liens for Taxes not yet delinquent or subject to penalty; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business of Sellers consistent with past practices for amounts not yet due; and (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of Sellers consistent with past practices in connection with worker's compensation, unemployment insurance or other types of social security;

"Person" shall mean any natural person, general or limited partnership, corporation, association, limited liability company or other entity;

"Real Property" shall mean the real property leased by Seller in connection with the Business, as described on Schedule 1.11, and all buildings, improvements and fixtures thereon;

"Records" shall mean all files and records related to the Business, including without limitation schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature and other written materials of Sellers with respect to the Business other than Records which are Retained Assets;

"Retained Assets" shall mean (a) the Cash (except to the extent included in Contributed Assets and cash equal to all direct prepaid expenses as recorded and included on Schedule 1.12 relating to the Contracts); (b) any and all claims of Sellers with respect to the Business relating to transactions prior to the Closing Date including, without limitation, claims for tax refunds and refunds of License fees except to the extent such claims relate to Assumed Liabilities or the Contributed Assets; (c) all of those assets of Seller used in connection with the Business that do not constitute Contributed Assets, as listed on Schedule 1.13; (d) all assets related to Sellers' employee benefit plans; (e) any real estate leases and (f) any assets relating to barter transactions;

"Retained Liabilities" shall mean all obligations and liabilities of Sellers whether now existing or previously or hereafter incurred, other than the Assumed Liabilities, which Retained Liabilities shall include but not be limited to (a) all Taxes that result from or have accrued in connection with the operation of the Business which relate to periods prior to the Closing Date; (b) liabilities, claims and obligations arising under Contracts and Leases transferred to GEM in accordance with this Agreement to the extent such liabilities, claims and obligations arise during or relate to or have accrued in connection with any period prior to the Closing; (c) all liabilities, claims and obligations accruing with respect to or in connection with the operation of the Business prior to the Closing (except as expressly assumed as an Assumed Liability); (d) all liabilities related to Sellers' employee benefit plans; (e) all liabilities related to any severance pay required to be paid to Sellers' Employees in respect of any period prior to the Closing Date; (f) all liabilities and obligations of Sellers under this Agreement and any other agreement entered into in connection herewith and (g) any liabilities relating to barter transactions;

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same may from time to time be in effect;

"Sellers' Closing Certificate" shall mean the certificate of Sellers in the form of EXHIBIT "H" attached hereto;

"Sellers' Employee" shall mean an employee of Sellers with respect to the Business immediately prior to the termination thereof pursuant to
Section 9.1;

"Sellers' Opinion of Counsel" shall mean the legal opinion of counsel to Sellers addressed to GEM in the form of EXHIBIT "I" attached hereto;

"Sellers' Performance Certificate" shall mean the certificate of the Secretary of Sellers in the form of EXHIBIT "J" attached hereto;

"Subsidiary" shall mean with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity;

"Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

"Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Tax;

"Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes;

"Trade Secrets" shall mean all proprietary information owned, leased, licensed or used by Sellers relating to the Business in any form or media, including without limitation trade secrets, ideas, confidential business and technical information, inventions, designs, know-how, processes and Customer Lists;

"Trademarks" shall mean all of those foreign, Internet and United States trade names, trademarks, service marks, trade dress and domain names, including registrations and applications to register or renew the registrations of any of the foregoing, trademark and service mark registrations and trademark and service mark applications owned, licensed, leased or used by Sellers with respect to the Business, including, without limitation, those set forth on Schedule 1.14;

"Transferred Employee" shall mean a Sellers Employee who becomes an employee of GEM pursuant to Section 9.1; and

1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

ARTICLE II

CONTRIBUTION

2.1 Contribution. At the Closing on the Closing Date, and subject to all of the terms and conditions of this Agreement, Sellers shall sell, assign, convey, transfer and deliver to GEM, and GEM shall purchase all of Sellers' right, title and interest, legal and equitable, in and to the Contributed Assets, free and clear of all Liens except Permitted Liens. Sellers shall not transfer, convey or assign to GEM, but shall retain, all of their right, title and interest in and to the Retained Assets.

2.2 Payment of Purchase Price and Issuance of LLC Units. (a) At the Closing on the Closing Date, subject to all of the terms and conditions of this Agreement, as consideration for the purchase of the Contributed Assets, GEM shall pay to Sellers $2.5 million by wire transfer of immediately available funds and issue to Sellers 100,000 LLC Units.

      (b) With respect to the Southern Gaming Summit, the Northern Gaming Summit and the UNLV Casino Ops Conference, if on or before December 31, 2001, Seller has provided to GEM's counsel reasonably satisfactory evidence of Sellers' equity ownership of such tradeshows and conferences as set forth on Schedule 2.2(b), GEM shall pay to Sellers, as Additional Purchase Price, the respective amounts set forth on Schedule 2.2(b) for each such tradeshow and/or conference (for an aggregate amount for all accounts of up to Five Hundred Thousand Dollars ($500,000)).

2.3   Adjustments to Purchase Price
      (a) Not later than 90 days after the Closing Date, GEM shall prepare and deliver to the Sellers an audited balance sheet of the business relating to the Contributed Assets as at the close of business on the business day immediately preceding the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in conformity with GAAP, applied on a consistent basis.
      (b) Unless Sellers, within 30 days following receipt of the Closing Date Balance Sheet, gives GEM a notice objecting thereto and specifying the basis for such objection and the amount in dispute ("Notice of Objection"), the Closing Date Balance Sheet shall be considered accepted and binding upon GEM and Sellers. If within 30 days following the receipt of the Closing Date Balance Sheet, Sellers give a Notice of Objection to GEM, Sellers and GEM shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 30 days after Notice of Objection was first given by Sellers, the remaining disputed items may be submitted at the written request of either side to an accounting firm agreed by the parties or, failing such agreement, a firm designated by two separate accounting firms selected by each of GEM and Sellers (the "Nonpartisan Accountants"), acting as experts and not as arbitrators, for final resolution. After affording each of Sellers and GEM and their respective representatives the opportunity to present their positions as to the disputed items and their position on the other's position (which opportunity, in total, shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items. Such resolution shall be final and binding upon the parties (in the absence of manifest error) and shall be reflected in any necessary revisions to the Closing Date Balance Sheet. The fees, costs and expenses of the Nonpartisan Accountants shall be allocated between GEM and Sellers by the Nonpartisan Accountants. In the absence of any such allocation, such expenses shall be shared equally by the Sellers and GEM. Upon Sellers' request, GEM shall make available to Sellers the work papers and back-up material used by GEM in preparing the Closing Date Balance Sheet. The parties shall cooperate with each other in all respects to timely complete the process described in this sub-Section.
      (c) If the Working Capital as of the Closing Date as reflected on the Closing Date Balance Sheet (as adjusted, if necessary, to reflect the resolution of any disputed items pursuant to Section 2.3(b)) is less than $0.00, the Purchase Price shall be decreased by an amount equal to such shortfall. If the Working Capital as of the Closing Date as reflected on the Closing Date Balance Sheet (as adjusted, if necessary, to reflect the resolution of any disputed items pursuant to Section 2.3(b)) is more than $0.00, the Purchase Price shall be increased by an amount equal to such overage. Any adjustments to the Purchase Price shall be paid by GEM or Sellers, as the case may be, by wire transfer of immediately available funds, as follows: (i) if no Notice of Objection is delivered by Sellers, such amount shall be paid within three (3) Business Days of the expiration of the 30-day period for delivery of such Notice of Objection; or (ii) if a Notice of Objection is delivered by Sellers, (x) any net undisputed amounts shall be paid within five Business Days after delivery of such Notice of Objection, and (y) the remaining amount, if any, shall be paid within five Business Days after the date all disputed items are finally resolved in accordance with Section 2.3(b) above. Any amounts not paid when required pursuant to this Section 2.3(c) shall bear interest from the required date of payment to the date of actual payment at the rate of 4% over the Prime Rate of Interest, as set forth in the Wall Street Journal on the date preceding the due date of such payment.

      (d) For purposes of this Section 2.3, "Working Capital" shall mean the current assets of the Business less the current liabilities (specifically excluding prepaid expenses and deferred revenue relating to the Contracts and any cash related to deferred revenue to the extent included as Contributed Assets), determined on an accrual basis in accordance with GAAP consistently applied. The Working Capital calculation shall be made immediately prior to the capitalization of intercompany payables.

2.4   Closing Date Deliveries.  At the Closing on the Closing Date:

      (a) Sellers shall deliver, or cause to be delivered, to GEM, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment; (iv) Sellers' Closing Certificate; (v) Sellers' Opinion of Counsel; (vi) Sellers' Performance Certificate; (vii) the LLC Agreement; and (viii) such other documents as provided in Article VII hereof or as GEM shall reasonably request; and

      (b) GEM shall deliver, or cause to be delivered, to Sellers, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment; (iv) GEM's Closing Certificate; (v) GEM's Opinion of Counsel; (vi) GEM's Performance Certificate; (vii) certificates representing 100,000 LLC Units registered in the name of Sellers;
(viii) the LLC Agreement; and (ix) such other documents as provided in
Article VIII hereof or as Sellers shall reasonably request.

2.5 Assumption of Liabilities. At the Closing, GEM shall assume and agree to pay, perform and discharge the Assumed Liabilities. Except for the Assumed Liabilities or such other charges as are specifically allocated to GEM elsewhere in this Agreement, GEM does not and shall not assume or become obligated to pay any debt, obligation or liability of any kind or nature of Sellers or the Business, whether or not incurred or accrued in connection with the operation of the Business.

2.6 Taxes. All Taxes applicable to, imposed upon or arising out of the transfer to GEM of the Contributed Assets as contemplated by this Agreement shall be paid by Sellers.

2.7 Risk of Loss. The risk of all Events of Loss prior to the Closing shall be upon Sellers and the risk of all Events of Loss at or subsequent to the Closing shall be upon GEM.

2.8. Allocation of Purchase Price. The Purchase Price shall be allocated among the Contributed Assets and the noncompetition covenant contained in Section 9.2 in the manner set forth on Schedule 2.8. Sellers and GEM shall each prepare and file their own income tax returns in a manner consistent with such allocation, except as may be adjusted by subsequent agreement or by tax authority audit or by court decision.


ARTICLE III

GOVERNMENTAL APPROVALS
3.1 Governmental Approvals. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental authorities any requests for approvals or waivers that are required from any Governmental Authority in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approvals or waivers and all proceedings necessary to secure such approvals and waivers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant, jointly and severally, to GEM, all of which representations and warranties shall survive the Closing in accordance with Section 11.4, the following:

4.1 Organization. Sellers are duly organized, validly existing and in good standing under the laws of the jurisdiction of their formation. Sellers have the power and authority to own, lease and operate the Contributed Assets and to conduct the Business as it is now being conducted. Except as set forth on Schedule 4.1, Sellers are not required to be qualified as a foreign corporation to transact business in any jurisdiction. Sellers have previously delivered to GEM complete and correct copies of the corporate organizational documents of Sellers, as in effect on the date hereof.

4.2 Authorization; Enforceability. The execution, delivery and performance by Sellers of this Agreement and all of the Documents and the consummation by Sellers of the transactions contemplated hereby and thereby are within the power of Sellers and have been duly authorized by all necessary action by Sellers, and no other corporate proceedings or approvals are required on the part of Sellers to authorize this Agreement or the Documents or to consummate the transactions contemplated hereby or thereby. This Agreement is, and the Documents will be, when executed and delivered by Sellers, the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies and to the extent the indemnification provisions contained herein and in the Documents may be limited by applicable federal or state securities laws.

4.3   Absence of Conflicting Agreements.  Except as set forth on
Schedule 4.3, neither the execution, delivery or performance of this Agreement or the other Documents in accordance with their terms by Sellers, nor the consummation of the sale and purchase of the Contributed Assets or any other transaction as contemplated by this Agreement does or will, after the giving of notice, or the lapse of time or both, or otherwise:

      (a) violate or conflict with, result in a breach of, or constitute a default under, the articles of incorporation or bylaws or other organizational documents of Sellers; violate or conflict in any material respect with any Applicable Law; or violate, be in conflict with, or constitute a breach or default (or any event which with the passage of time or notice or both would become a default) under any material Contract;

       (b) result in the creation of any Lien upon any of the Contributed Assets;

      (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform, any material Contract;

      (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material Contract; or

      (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority or other Person.

4.4 Title to Contributed Assets; Liens and Encumbrances. (a) The Contributed Assets include all of the assets and rights of every type, real, personal and mixed, tangible and intangible that are necessary for or used in the operation of the Business as currently conducted, with the exception of the Retained Assets. Except as set forth on
Schedule 4.4(a), Sellers do not own any Subsidiaries with respect to the Business. Except as set forth on Schedule 4.4(a), Sellers own good and marketable title to, or have valid and enforceable license or leasehold interests in, all of the Contributed Assets free and clear of any and all Liens except Permitted Liens.

(b) The outstanding membership interests in American Gaming & Lodging Summit, LLC ("AGS") are owned 49% by GEE (the "GEE Interest") and 51% by Harvey Whittemore (the "Whittemore Interest" and, together with the GEE Interest, the "LLC Interests"). GEE has good and valid title to the AGS Interest with full lawful right, power, capacity and authority to sell, assign, transfer and deliver the AGS Interest to GEM pursuant to this Agreement and to consummate the transactions contemplated hereby. At the Closing, GEM will receive good and valid title to the AGS Interest, free and clear of all Liens. Seller has no knowledge of any adverse claims of ownership. AGS has not authorized or issued any securities which are currently outstanding other than the Interests and no person, corporation, or other entity holds any option, warrant or right to purchase or otherwise acquire any membership interests or other equity interests in AGS. There are no outstanding contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any membership interests or other equity of AGS, any such convertible or exchangeable securities or any such options, warrants or rights or unit appreciation rights plans or other "phantom" unit plans.

4.5 Equipment. Except as set forth on Schedule 4.5, each of the items of Equipment is in good condition and repair, ordinary wear and tear excepted. The list of Equipment on Schedule 1.6 is a true and correct list of all items of tangible personal property having a book value in excess of $500 necessary for or used in the operation of the Business as currently conducted, other than the Retained Assets.

4.6   Contracts.  Except as set forth on  Schedule 4.6:

      (a) Sellers has performed in all material respects each material term, covenant and condition of each of the Contracts, and no material default on the part of Sellers or, to the knowledge of the officers of Sellers, any other party thereto, or any event which with the passing of time or giving of notice would constitute a default on the part of Sellers or, to the knowledge of the officers of Sellers, any other party thereto, exists under any of the Contracts;

      (b) each of the Contracts is in full force and effect and constitutes the legal and binding obligation of Sellers and, to the knowledge of the officers of Sellers, the other parties thereto, in accordance with its terms;

      (c) Sellers have furnished true and complete copies of all Contracts, including all amendments, modifications and supplements thereto, and Schedule 1.2 contains an accurate list of all Contracts and summaries of all oral contracts; and

      (d) each of the Contracts is fully assignable to GEM without the consent, approval or waiver of any other Person.

4.7 Real Property. Sellers do not own any Real Property that is used in the Business.

4.8   Intangible Property.  Except as set forth on Schedule 4.8:

      (a) there are no Claims instituted, pending or, to the knowledge of the officers of Sellers, threatened by any Person pertaining to or challenging the right of Sellers to use any of the Intangible Property;

      (b) to the knowledge of the officers of Sellers, the conduct of the Business does not infringe or otherwise conflict with or infringe, in any material respect, with any rights of any Person in respect of any Intangible Property and to the knowledge of the officers of


Sellers, none of Sellers' Intangible Property is being infringed or is otherwise available for use by any third party without a license or permission from Sellers;

      (c) to the knowledge of the officers of Sellers, Sellers own, or are validly licensed or otherwise have the right to use or exploit, as currently used or exploited, all Intangible Property material to the Business, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise); Sellers with respect to the Business are not, nor will they be as a result of the execution and delivery of this Agreement and the other Documents or the performance of any obligations hereunder and thereunder, in breach of any material license or other agreement relating to any of Sellers' Intangible Property.

      (d) all Copyrights, Trademarks and Patents are listed on Schedules 1.5, 1.14 and 1.09, respectively;

      (e) Sellers currently own, license, or otherwise have the legal right to use, the computer software that is in included as Intangible Property (including any upgrade, alteration or enhancement with respect thereto), and all of such software is being used in compliance with any applicable license or other agreement;

      (f) set forth on Schedule 4.8(f) is a correct and complete list, in all material respects, of all domain names (i) registered to or used by Sellers in connection with the Business, (ii) the registration fees for which are paid by Sellers in connection with the Business or (iii) registered to any employee of Sellers in connection with the Business and Sellers own and have registered, or are validly licensed or otherwise have the right to use, all of such domain names;

      (g) all former and current consultants or contractors of Sellers in connection with the Business have executed and delivered valid written instruments with Sellers that assign to Sellers all rights to any inventions, improvements, discoveries or information developed by them for Sellers; all employees of Sellers in connection with the Business who participated in the creation or contributed to the development of Sellers' Intangible Property were employees of Sellers at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intangible Property or Domain Names to Sellers; and
      (h) Sellers has taken reasonable security measures, including entering into appropriate confidentiality and nondisclosure agreements with all of their employees, consultants and contractors with respect to the Business, and any other Persons with access to their trade secrets or know how, to protect the secrecy, confidentiality and value of all such trade secrets or know how and, to the knowledge of the officers of Sellers, there has not been any breach by any party to any such agreement.

4.9 Financial Statements. Sellers have made available to GEM true and complete copies of (i) CJPG's audited financial statements for the years ended December 31, 1998 and December 31, 1999, together with a report thereon of Friedman, Alpren & Green LLP, its independent public accountant; (ii) its unaudited pro forma financial statements of the business relating to the Contributed Assets for the years ended December 31, 1998 and December 31, 1999; (iii) its unaudited pro forma financial statements including a balance sheet of the business relating to the Contributed Assets at October 31, 2000, and (iv) an estimated unaudited pro forma balance sheet of the business relating to the Contributed Assets as of December 31, 2000 (the "Estimated Closing Balance Sheet"), each as prepared by Sellers (collectively, the "Sellers Financial Statements"). The Sellers Financial Statements are attached hereto as Schedule 4.9. The Sellers Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Business, as applicable, as at the dates indicated and the results of its operations and changes in cash flow for the periods then ended, except that the unaudited Sellers Financial Statements do not contain all footnotes required by GAAP.

4.10   No Material Adverse Change.  Except as set forth on Schedule
4.10 or reflected in the Sellers Financial Statements, since December
31, 1999:

      (a) Sellers, with respect to the Business, have not entered into any transaction that was not in the ordinary course of business;

      (b) there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material Contributed Asset other than with respect to a Permitted Lien;

      (c) there has been no declaration, payment, or commitment for the payment, by Sellers with respect to the Business of a bonus or other additional salary, compensation, or benefit to any Sellers' Employee that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business;

      (d) there has been no release, compromise, waiver or cancellation of any material debt to or material claim by Sellers with respect to the Business, or waiver of any valuable right of Sellers with respect to the Business;

      (e) there has been no change in accounting methods or practices or revaluation of any asset of Sellers with respect to the Business or write-off as uncollectible any Accounts Receivable, except in the ordinary course of business, none of which individually or in the aggregate is material;

      (f) there has been no material damage or destruction to, or loss (whether or not covered by insurance) adversely affecting any of the Contributed Assets;

      (g) there has been no loan or guaranty by Sellers of any loan to any employee or consultant (or any member of their immediate families) of Sellers with respect to the Business, or any agreement or commitment therefor other than travel expense advances made by Sellers in the ordinary course of business;

      (h) Sellers, with respect to the Business, have not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of the Business;

      (i) there has been no termination or resignation of any key employee or officer of Sellers with respect to the Business, and to the knowledge of the officers of Sellers, no such termination or resignation is threatened;

      (j) there has been no material amendment or termination of any material oral or written contract, agreement or license related to the Business;

      (k) Sellers, with respect to the Business, have not failed to satisfy any of their debts, obligations or liabilities related to the Business as the same become due and owing payable in accordance with past practices and in the ordinary course of business;

      (l) there has been no agreement or commitment by Sellers to do any of the foregoing; and

      (m) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business, operations or condition (financial or otherwise) of the Business.

4.11   No Litigation; Compliance with Law.  Except as set forth on
Schedule 4.11:

(a) there is no suit, action, claim, investigation or proceeding pending or, to the knowledge of the officers of Sellers, threatened against or affecting the Contributed Assets or the Business except for such claims that would not reasonably be expected to have a Material Adverse Effect on the Business, nor is there (i) any Order or Claim outstanding against Sellers with respect to the Business or (ii) any rule or regulation of any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.
      (b) Sellers own and operate, and have owned and operated, the Business and the Contributed Assets and carry on and conduct, and have carried on and conducted, the Business in material compliance with all Applicable Laws and all Orders. Sellers hold all material Licenses necessary to operate the Business as now conducted and such Licenses
are in full force and effect.   Sellers are in material compliance with
all Licenses and all of the Licenses are fully assignable to GEM.



4.12   Taxes.  Except as set forth on Schedule 4.12:

      (a) Sellers have duly and timely filed all required Tax Returns for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such Tax Returns are true, accurate and complete in all material respects. Sellers have, with respect to the Business, withheld all Tax required to be withheld under applicable law and regulations, and such withholdings have either been timely paid to the proper governmental agency or, if not yet due to the governmental agency, set aside in accounts for such purpose; and

      (b) there are, and after the date of this Agreement will be, no Tax deficiencies (including penalties and interest) or claims of any kind assessed against or relating to Sellers or the Contributed Assets with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or Claims on any of the Contributed Assets or on GEM's title or use of the Contributed Assets or that would result in any claim against, or liability or obligation of, GEM.

4.13 Accounts Receivables. All of the Accounts Receivables arose in the ordinary course of business, in connection with bona fide transactions completed in accordance with the terms and provisions of any agreements or understandings related thereto and are collectible in the ordinary course of business in the amounts set forth on the Sellers Financial Statements. Sellers have previously provided GEM with a true and complete aging report prepared as of November 30, 2000, which shows the time elapsed since invoice date for all Accounts Receivable. There are no setoffs, counterclaims or disputes with respect to the Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the most recent Financial Statements

4.14 Insurance. Schedule 4.14 is a true and complete list of all liability and casualty insurance, errors and omissions insurance and worker's compensation insurance policies insuring the business, properties and assets of Sellers with respect to the Business. All of such policies are in full force and effect and are for such coverage and in such amounts as is usual and customary for businesses similar to that of the Business. Sellers are not in default with respect to such insurance policies, nor have Sellers failed to give any notice or present any claim under any policies in due and timely fashion.

4.15 Brokers. Except for Equity Securities Investments, Inc. ("Equity Securities"), no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers. The fees of Equity Securities shall be paid and satisfied at Closing by Sellers.

4.16 Powers of Attorney. There are no Persons holding a power of attorney on behalf of Sellers which would enable such Persons to sell the Contributed Assets or take any other action which would result in Liens or claims on any of the Contributed Assets or adversely effect GEM's title or use of the Contributed Assets.

4.17   Employees.

      (a) Schedule 4.17 is a true and complete list of all employees of Sellers with respect to the Business, which list identifies the name, position and date of hire of each such employee, and the following compensation information for fiscal years 1999 and 2000: (i) annual base salary, (ii) annual bonus, (iii) commissions, (iv) perquisites, (v) severance, and (vi) all other items of compensation. The consummation of the transactions contemplated under this Agreement will not cause GEM to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any Person. Schedule 4.17 includes all employees of Sellers with respect to the Business who are on unpaid leave pursuant to the Family and Medical Leave Act of 1993.

      (b) Sellers, with respect to the Business, are not and have not engaged in any unfair labor practice. There is (i) no unfair labor practice charge or complaint pending or, to the knowledge of the officers of Sellers, threatened against Sellers with respect to the Business before the National Labor Relations Board or any corresponding state, local or foreign agency, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened, (ii) no strike, labor dispute, slowdown or stoppage pending or threatened against Sellers with respect to the Business, and (iii) no union representation claim or question existing with respect to the employees of Sellers with respect to the Business. Sellers are not a party to any collective bargaining agreement with respect to the Business and no representation campaign or election is now in progress with respect to any employee of Sellers with respect to the Business; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of the officers of Sellers, threatened, relating to or affecting the Business and to the knowledge of the officers of Sellers, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

(c) Except as disclosed on Schedule 4.17, Sellers have not violated in any material respect any Applicable Laws relating to employment or employment practices or the terms and conditions of employment, including, without limitation, discrimination in the hiring, promotion or pay of employees, wages, hours of work, plant closings and layoffs, collective bargaining, immigration and occupational safety and health. Except as disclosed on Schedule 4.17, to the knowledge of the officers of Sellers, no charges with respect to employees of Sellers with respect to the Business are pending before the Equal Employment Opportunity Commission or any other corresponding state agency, and Sellers have at all times been in material compliance with all Applicable Laws prohibiting discrimination in the workplace including, without limitation, Applicable Laws that prohibit discrimination and/or harassment on account of race, national origin, religion, gender, disability, age, immigration status, workers compensation status or otherwise.
(d) Except as disclosed on Schedule 4.17, no employee of the Business has any agreement or contract, written or verbal, regarding his employment. Except as disclosed on Schedule 4.17, Sellers, with respect to the Business, are not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the knowledge of the officers of Sellers, no employee of Sellers with respect to the Business, nor any consultant with whom Sellers have contracted with respect to the Business, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Sellers because of the nature of the business to be conducted by Sellers; and to the knowledge of the officers of Sellers the continued employment by GEM of Sellers' Employees with respect to the Business, and the performance of Sellers' contracts with its independent contractors, will not result in any such violation.
Sellers have not received any notice alleging that any such violation has occurred. Except as provided in the contracts listed in Schedule 4.17, no employee of Sellers has been granted the right to continued employment by Sellers or to any material compensation following termination of employment with Sellers. Sellers are not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with Sellers or with GEM after the Closing, nor do Sellers have a present intention to terminate the employment of any officer, key employee or group of key employees.

4.18   Employee Benefit Plans/Labor Relations.

      (a) Except as disclosed in Schedule 4.18, there are no employee benefit plans, agreements or arrangements maintained by Sellers with respect to the Business, including (i) "employee benefit plans" within the meaning of Section 3(3) of ERISA; (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (all of the foregoing, collectively, "Sellers Benefit Plans"). All Sellers Benefit Plans are and have been administered in accordance with, and are in material compliance with, all Applicable Laws. No default exists with respect to the obligations of Sellers under any Sellers Benefit Plan.

      (b) All Sellers Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Sellers Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Sellers Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Sellers have not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or
Section 406 of ERISA, involving Sellers Benefit Plans that would subject Sellers to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Neither Sellers nor any subsidiary has engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.18 or pursuant to the terms of the Sellers Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Sellers with respect to the Business, (ii) increase any benefit otherwise payable under any Sellers Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

      (c)   No notice of a "reportable event," within the meaning of
Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Sellers Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA and that is intended to meet the requirements of
Section 401(a) of the Code, or by any entity that is considered one employer with Sellers under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date. Neither Sellers nor any subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Sellers Benefit Plan that remains unpaid.

4.19    Environmental Compliance.  Except as set forth on Schedule
4.19:

(a) Sellers with respect to the Business are and have been in material compliance with all Environmental Laws, and Sellers have not received any written communication that alleges that Sellers with respect to the Business are not in compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such compliance in the future.
(b) There is no Environmental Claim pending or to the knowledge of the officers of Sellers threatened against Sellers with respect to the Business, or against any Person whose liability for any Environmental Claim Sellers, with respect to the Business, have retained or assumed either contractually or by operation of law.
(c) To the knowledge of the officers of Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against Sellers with respect to the Business, or against any Person whose liability for any Environmental Claim Sellers, with respect to the Business, have retained or assumed either contractually or by operation of law.
(d)   Without in any way limiting the generality of the foregoing,
Schedule 4.19 sets forth (i) all permits, licenses and other governmental authorizations held by Sellers with respect to the Business, or required for the operation of the Business, under any Environmental Law, including the current status of each such permit, license and authorization, (ii) all on-site and to the knowledge of the officers of Sellers off-site locations where Sellers with respect to the Business has stored, disposed or arranged for the disposal of Materials of Environmental Concern, (iii) to the knowledge of the officers of Sellers, all underground storage tanks, and the capacity and contents of such tanks, located on property owned, leased or controlled by Sellers with respect to the Business, (iv) to the knowledge of the officers of Sellers, the location and condition of any asbestos or lead (including furnishings or lead-based paints) contained in or forming part of any building, building component, structure or office space owned, leased or controlled by Sellers, and (v) to the knowledge of the officers of Sellers, all PCBs or PCB-containing items that are used or stored at any property owned, leased or controlled by Sellers with respect to the Business.
4.20 Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 4.20 hereto, no officer, director, stockholder or employee of Sellers, and no family member of any of the foregoing, has any direct or indirect interest in any customer, supplier, advertiser or competitor of Sellers with respect to the Business, or in any Person with whom Sellers, with respect to the Business, are doing business, whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations that does not exceed 1% of the issued and outstanding stock of such corporation.

4.21 Proper Business Practices. Neither Sellers nor any of its officers, directors, employees, agents and representatives have, to obtain or retain business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of any money or thing of value, or any commission payment to (i) any person who is an official, officer, agent, employee or representative of any governmental body or of any existing or prospective customer, (ii) any political party or official thereof, (iii) any candidate for political or political party office, or (iv) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered to any such person or entity referred to in clause (i), (ii) or (iii) above. Except as set forth on Schedule 4.21, Sellers have made all material payments to third parties by check, by credit card or by wire transfer. Each transaction is properly and accurately recorded on the books and records of Sellers, and each document on which entries in Sellers' books and records are based is complete and accurate in all material respects. Sellers maintain a system of internal accounting controls adequate to insure that Sellers maintain no off-the-books accounts and that their assets are used only in accordance with Sellers' management directives.

4.22   Investment Intent.   Sellers are purchasing the LLC Units solely
for their own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any current distribution thereof (within the meaning of the Securities Act) that would cause the original purchase of the LLC Units to be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such LLC Units pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

4.23   Accredited Investor.   Sellers are knowledgeable, sophisticated
and experienced in business and financial matters and in investing in privately held business enterprises and are capable of evaluating the risks of investment in the LLC Units; they have previously invested in securities similar to the LLC Units and they acknowledge that the LLC Units have not been registered under the Securities Act and understand that the LLC Units must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; they are able to bear the economic risk of their investment in the LLC Units and are presently able to afford the complete loss of such investment; and they are "accredited investors" as defined in Regulation D promulgated under the Securities Act.

4.24 Related Party Transactions. Except as set forth on Schedule 4.24, no director, officer, partner, employee, affiliate or associate of Sellers (a) has borrowed money from or has outstanding any indebtedness or other similar obligations to Sellers, (b) to the best knowledge of Sellers, owns any direct or indirect interest of any kind in, or is a director, officer, employee, party, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of Sellers, (ii) engaged in a business related to the business of Sellers or (iii) participating in any transaction to which Sellers is a party, (c) is otherwise a party to any contract, arrangement or understanding with Sellers or (d) has any claim adverse to, or is a party in a proceeding adverse to, Sellers.

4.25 No Vote Required. No vote of the shareholders of CJPG is required to approve this Agreement or the transactions contemplated hereby.

4.26 State Takeover Statutes. No state takeover statute or similar statue, rule or regulation of the State of Nevada, and, to the knowledge of Sellers after due inquiry, of any other state or jurisdiction, applies or purports to apply to this Agreement, or any of the transactions contemplated hereby.

4.27 Disclosure of Information. Sellers represent they have received all the information they consider necessary or appropriate for deciding whether to purchase the LLC Units. Sellers further represent that they have had an opportunity to ask questions and receive answers from GEM regarding the terms and conditions of the LLC Units and the business, properties, prospects and financial condition of GEM. The foregoing, however, does not limit or modify the representations and warranties of GEM in Article V of this Agreement or the right of Sellers to rely thereon.

4.28 Disclosure. No statement by Sellers contained in this Agreement and no written statement furnished or to be furnished by Sellers to GEM pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GEM

GEM represents and warrants to Sellers, which representations and warranties shall survive the Closing in accordance with Section 11.4, as follows:

5.1 Organization. GEM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. GEM is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification required. GEM has full power to purchase the Contributed Assets pursuant to this Agreement. GEM has previously delivered to Sellers complete and correct copies of its certificate of formation, as in effect on the date hereof.

5.2 Authorization; Enforceability. The execution, delivery and performance by GEM of this Agreement and all of the Documents and the consummation by GEM of the transactions contemplated hereby and thereby are within the power of GEM and have been duly authorized by all necessary action by GEM and no other proceedings or approvals are required on the part of GEM to authorize this Agreement or the Documents or to consummate the transactions contemplated hereby or thereby. This Agreement is, and the other Documents will be, when executed and delivered by GEM, the valid and binding obligations of GEM, enforceable against GEM in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies and to the extent the indemnification provisions contained herein and in the Documents may be limited by applicable federal or state securities laws.

5.3 Authorization of LLC Units. The issuance of the LLC Units to Sellers has been duly authorized by GEM, and the LLC Units when issued to Sellers pursuant hereto will be fully paid and non-assessable, free of restrictions on transfer other than under this Agreement, the LLC Agreement and applicable state and federal securities laws.

5.4   GEM's Capitalization.

      (a) As of the Closing Date, after giving effect to the transactions contemplated by this Agreement, there will be issued and outstanding 1 million LLC Units, consisting of 900,000 Class A LLC Units and 100,000 Class B LLC Units. Except as set forth above and on
Schedule 5.4 hereto, as of the date hereof, after giving effect to the transactions contemplated by this Agreement and the other Documents, no Equity Interests of GEM will be issued or outstanding and there are not, and as of the date hereof there will not be, any options, agreements, instruments or securities relating to the issued or unissued Equity Interests of GEM or any Subsidiary of GEM, or obligating GEM or any Subsidiary of GEM to issue, transfer, grant or sell any Equity Interests in GEM or any Subsidiary of GEM.

(b) GEM has complied with all federal and state securities laws in connection with the issuance of all outstanding Equity Interests, except where such failure would not have a Material Adverse Effect on GEM.
(c) Except as listed on Schedule 5.4, and except as contemplated by the LLC Agreement, there are no preemptive rights, voting agreements, transfer restrictions (except those imposed by applicable federal and state securities laws) or registration rights affecting the Equity Interests in GEM.

5.5 Absence of Conflicting Laws and Agreements. Except as set forth on Schedule 5.5, neither the execution, delivery or performance of this Agreement or the other Documents in accordance with their terms by GEM, nor the consummation of the sale and purchase of the Contributed Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or both or otherwise:

      (a) violate, conflict with, result in a breach of, or constitute a default under, the certificate of formation or other organizational documents of GEM; violate or conflict in any material respect with any Applicable Law; or violate, conflict with, result in a breach of, or constitute a default (or any event which with the passage of time or notice or both would become a default) under any material contract to which GEM is a party or by which any of its assets are bound;

      (b) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform, any material contract to which GEM is a party or by which any of its assets are bound;

      (c) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract to which GEM is a party or by which any of its assets are bound; or

      (d) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority except for, (i) required filings under the Securities Act or state "blue sky" laws as a result of the issuance of the Common Stock pursuant hereto or the exercise of rights under the Registration Rights Agreement, or (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GEM or prevent or delay in any material respect consummation of the transactions contemplated hereby, or otherwise prevent GEM from performing its obligations under this Agreement or the other Documents.

5.6 Subsidiaries. Schedule 5.6 hereto sets forth a list of all Subsidiaries of GEM and the respective state or jurisdiction of incorporation or organization. Except as set forth on Schedule 5.6, all of the issued and outstanding Equity Interests of such Subsidiaries have been duly and validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by GEM. Each Subsidiary of GEM is duly incorporated or organized and is in good standing in its respective state or jurisdiction of incorporation and has the corporate authority to own, lease or operate its properties and to conduct its business as currently conducted and as proposed to be conducted. Each Subsidiary of GEM is duly qualified to transact business and is in good standing as a foreign entity in each state or jurisdiction in which such qualification is required.

5.7   Financial Statements.

(a) GEM has made available to Sellers GEM's unaudited pro forma financial statements for the year ended December 31, 1999, and its unaudited pro forma financial statements including balance sheet at October 31, 2000 (collectively, "GEM's Internal Historical Financial Statements"). GEM's Internal Historical Financial Statements are attached hereto as Schedule 5.7. GEM's Internal Historical Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements do not contain all footnotes required by GAAP and contain certain intercompany assets and liability accounts consistent with consolidated entity accounting. Prior to the Closing Date, GEM shall deliver to Sellers an unaudited pro forma Estimated Closing Balance Sheet of the GEM US Business at December 31, 2000, after giving effect to the transfer of the international portion of the GEM Business to an affiliate and the distribution to its members all of its cash and intercompany assets effective as of December 31, 2000 (the "Pro Forma 2000 Estimated Closing Balance Sheet" and together with GEM's Internal Historical Financial Statements, the "GEM Financial Statements"). The GEM Financial Statements fairly present in all material respects the financial condition and operating results of GEM as of the dates, and for the periods, indicated therein on a pro forma basis.



(b) Except as set forth on Schedule 5.7 hereto or reflected in the GEM Financial Statements, subsequent to December 31, 1999, there has not been (i) any material adverse change in the properties, business, operations, assets or condition (financial or otherwise) of GEM and its Subsidiaries taken as a whole, (ii) any incurrence, satisfaction or discharge of any Lien on any asset or property of GEM, other than with respect to a Permitted Lien, (iii) any waiver or compromise of any valuable right of GEM, or the cancellation of any material debt or material claim held by GEM or any Subsidiary, (iv) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any equity interest in GEM, or any agreement or commitment therefor, (v) any mortgage, pledge, sale, assignment or transfer of any material tangible or intangible assets of GEM, except in the ordinary course of business, (vi) any loan or guaranty by GEM or any Subsidiary of GEM to or for the benefit of any officer, director, employee, consultant or stockholder, or any member of their immediate families, or any agreement or commitment therefor, other than travel expense advances made by GEM to its officers, directors, employees, consultants or stockholders in the ordinary course of business, (vii) any material damage, destruction or loss (whether or not covered by insurance) affecting the assets of GEM or any Subsidiary or GEM, (viii) any increase, direct or indirect, in the compensation (including salary, bonus, insurance or pension benefits) paid or payable to or for the benefit of any officer, director, employee or consultant of GEM or any Subsidiary of GEM other than in the ordinary course of business, (ix) any material change to a material contract or agreement by which GEM or any of its assets is bound or subject, or (x) any sale, assignment or transfer of any intellectual property rights or any other material intangible or tangible assets of GEM or any Subsidiary of GEM, other than in the ordinary course of business.

(c) Except as set forth on Schedule 5.7 since December 31, 1999 or reflected in the GEM Financial Statements, neither GEM nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except for liabilities, obligations or contingencies (i) which are reflected in the unaudited balance sheet of GEM at December 31, 1999, (ii) which were incurred in the ordinary course of business after December 31, 1999, and consistent with past practices, (iii) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GEM or (iv) which arise as a result of this Agreement. Since December 31, 1999, there has been no change in any significant accounting (including tax accounting) policies, practices or procedures of GEM or its Subsidiaries.

5.8 Ownership of Properties. Except as set forth on Schedule 5.8, GEM possesses good, valid and marketable title to, and owns its property and assets free and clear of all Liens other than Permitted Liens. With respect to the property and assets it leases, GEM is in compliance with such leases and, to the knowledge of the officers of GEM, holds a valid leasehold interest free of any Liens other than Permitted Liens. Such properties, assets and leasehold interests are all of the assets that are necessary to conduct the business of GEM as presently conducted.

5.9 Registration Rights and Voting Rights. Except as contemplated in the LLC Agreement, GEM has not granted or agreed to grant any registration rights, including piggyback rights, to any Person. To the best of the knowledge of the officers of GEM, except as contemplated in the LLC Agreement, no member of GEM has entered into any agreements with respect to the voting of LLC Units.

5.10 Private Offering. Assuming the accuracy of the representations and warranties set forth in Sections 4.22, 4.23 and 4.24, the offer and sale of the LLC Units to Sellers hereunder is exempt from the registration delivery requirements of the Securities Act.

5.11   No Brokers.  Except for Veronis, Suhler & Associates LLC
("VS&A"), no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of GEM. The fees of VS&A shall be paid and satisfied at Closing by GEM.

5.12   Litigation

(a) Except as set forth on Schedule 5.12, there is no proceeding, suit, action, claim or investigation whether commenced, or to the knowledge of the officers of GEM, threatened against or affecting GEM or any of its Subsidiaries or any of their respective properties or assets, except for such proceedings that would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on GEM, and there is no proceeding seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or any of the other Documents.

(b) Except as set forth on Schedule 5.12, neither GEM nor any of its Subsidiaries is subject to (i) any Claim, (ii) any Order or (iii) any rule or regulation of any Governmental Authority that has had a Material Adverse Effect on GEM or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GEM.

5.13   Employees, Labor Relations, Labor Agreement.

(a) Neither GEM nor any of its Subsidiaries, nor any Person for whom GEM or any of its Subsidiaries is or may be responsible by law or contract, is engaged in any unfair labor practice that would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on GEM. There is (i) no unfair labor practice charge or complaint pending or, to the knowledge of the officers of GEM, threatened against GEM or any of its Subsidiaries, or any Person for whom GEM or any of its Subsidiaries is or may be responsible by law or contract, before the National Labor Relations Board or any corresponding state, local or foreign agency, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened, (ii) no strike, labor dispute, slowdown or stoppage pending or threatened against GEM or any of its Subsidiaries, or any Person for whom either GEM or any of its Subsidiaries is or may be responsible by law or contract, and (iii) no union representation claim or question existing with respect to the employees of GEM or any of its Subsidiaries, or any Person for whom either GEM or any of its Subsidiaries is or may be responsible by law or contract, and no union organizing activities taking place. Neither GEM nor any of its Subsidiaries, nor any Person for whom GEM or any of its Subsidiaries is or may be responsible by law or contract, is a party to any collective bargaining agreement.

(b) Except as disclosed on Schedule 5.13, neither GEM nor any of its Subsidiaries has violated in any material respect any Applicable Laws relating to employment or employment practices or the terms and conditions of employment, including, without limitation, discrimination in the hiring, promotion or pay of employees, wages, hours of work, plant closings and layoffs, collective bargaining, immigration and occupational safety and health. Except as disclosed on Schedule 5.13, to the knowledge of the officers of GEM or any of its Subsidiaries, no charges with respect to or relating to GEM or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other corresponding state agency, and GEM and each of its Subsidiaries have at all times been in material compliance with all Applicable Laws prohibiting discrimination in the workplace including, without limitation, Applicable Laws that prohibit discrimination and/or harassment on account of race, national origin, religion, gender, disability, age, immigration status, workers compensation status or otherwise.

5.14   Taxes

Except as otherwise disclosed in Schedule 5.14:

(a) GEM and its Subsidiaries have timely filed or will timely file or cause to be timely filed, all material Tax Returns (or extensions) required by Applicable Laws to be filed by any of it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

(b) GEM and its Subsidiaries have paid, or where payment is not yet due, have established, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date.

(c) To the knowledge of the officers of GEM, no Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, GEM or its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of GEM or its Subsidiaries that if raised with respect to any other period not so audited would reasonably be expected to result in a material proposed deficiency for any period not so audited. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against GEM or its Subsidiaries. There are no Liens for Taxes upon the assets of GEM or its Subsidiaries, except Liens for current Taxes not yet due.

(d) Neither GEM nor its Subsidiaries have given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Neither GEM nor its Subsidiaries are a party to, or are bound by any tax sharing, cost sharing or similar agreement or policy relating to Taxes.

(f) Neither GEM nor its Subsidiaries have entered into agreements that would result in the disallowance of any tax deductions pursuant to
Section 280G of the Code. No "consent" within the meaning of Section 341(f) of the Code has been filed with respect to GEM or its Subsidiaries.

(g) GEM has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have, individually or in the aggregate, a Material Adverse Effect on GEM.

(h) GEM has withheld or collected from each payment made to each of its employees, the amount of Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax Authorities or authorized Tax depositaries.

5.15   Environmental Matters.

(a) Each of GEM and its Subsidiaries is in material compliance with all Environmental Laws, and neither GEM nor any of its Subsidiaries has received any written communication that alleges that GEM or its Subsidiaries is not in compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or to the knowledge of the officers of GEM threatened against GEM or any of its Subsidiaries with respect to the operations or business of GEM or its Subsidiaries, or against any Person whose liability for any Environmental Claim GEM or its Subsidiaries has retained or assumed either contractually or by operation of law.
(c) To the knowledge of the officers of GEM, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any material Environmental Claim against GEM or its Subsidiaries, or against any Person whose liability for any Environmental Claim GEM or its Subsidiaries has retained or assumed either contractually or by operation of law.

5.16   ERISA.

      (a) All GEM Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the GEM Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No GEM Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. GEM has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving GEM Benefit Plans that would subject GEM to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Neither GEM nor any subsidiary has engaged in any transaction described in Section 4069 of ERISA within the last five years.

      (b)   No notice of a "reportable event," within the meaning of
Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any GEM Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA and that is intended to meet the requirements of
Section 401(a) of the Code, or by any entity that is considered one employer with GEM under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date. Neither GEM nor any subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation in respect of any GEM Benefit Plan that remains unpaid.

5.17 Intellectual Property Rights. Each of GEM and its Subsidiaries owns or possesses adequate licenses or other rights to use all intellectual property rights (including without limitation, patents, trademarks, trade names, service marks, copyrights and applications for any of the foregoing, know-how, trade secrets, proprietary processes, and other confidential information) (collectively, "Intellectual Property Rights") material to its business as currently conducted and as proposed to be conducted, and neither GEM nor any of its Subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to the use of Intellectual Property Rights other than as disclosed on Schedule 5.17. To the knowledge of the officers of GEM, all Intellectual Property Rights material to its business as currently conducted and as proposed to be conducted are valid and enforceable and GEM has performed all acts and has paid all required fees and taxes to maintain all registrations and applications of such Intellectual Property Rights in full force and effect. To the knowledge of the officers of GEM, neither GEM nor any of its Subsidiaries, in the conduct of their business as now conducted or as proposed to be conducted, infringes or conflicts with any material right of any third party, known to GEM. Neither GEM nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement and the other Documents or the performance of any obligations hereunder and thereunder, in breach of any material license or other agreement relating to any Intellectual Property Rights. To the knowledge of the officers of GEM, no third party is infringing or has infringed any Intellectual Property Rights of GEM or its Subsidiaries.

5.18 Compliance with Laws. Each of GEM and its Subsidiaries has obtained and has maintained in good standing any material licenses, permits, consents and authorizations required to be obtained by it under all Applicable Laws relating to its business, and any such licenses, permits, consents and authorizations remain in full force and effect. Each of GEM and its Subsidiaries is in compliance, in all material respects, with all Applicable Laws.

5.19 Disclosure. No statement of fact by GEM contained herein and no written statement of fact furnished or to be furnished by GEM to Sellers in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in light of the circumstances in which they were made, not misleading.

5.20 Related Party Transactions. Except as set forth on Schedule 5.20, no director, officer, partner, employee, affiliate or associate of GEM (a) has borrowed money from or has outstanding any indebtedness or other similar obligations to GEM, (b) to the best knowledge of GEM, owns any direct or indirect interest of any kind in, or is a director, officer, employee, party, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of GEM, (ii) engaged in a business related to the business of GEM or (iii) participating in any transaction to which GEM is a party,
(c) is otherwise a party to any contract, arrangement or understanding with GEM or (d) has any claim adverse to, or is a party in a proceeding adverse to, GEM.


ARTICLE VI

CERTAIN MATTERS PENDING THE CLOSING

From and after the date of this Agreement and until the Closing, Sellers and GEM, as applicable, shall comply with the following provisions:

6.1 Access and Inspection Period. Each of Sellers and GEM and their respective authorized agents, officers and representatives shall have reasonable access to the other party (and, in the case of GEM, to the Contributed Assets) to conduct such examination and investigation of the other party (and, in the case of GEM, to the Business and the Contributed Assets) as it deems reasonably necessary, provided that such examinations shall be during normal business hours and shall not unreasonably interfere with either party's normal operations and activities.

6.2 Notice of Adverse Changes. Pending the Closing, each of Sellers and GEM shall give the other party prompt written notice of the occurrence of any of the following:

      (a) an Event of Loss with respect to the Business or event of loss with respect to GEM's assets, as applicable, that involves or would reasonably be expected to involve more than $50,000.00;

      (b) the commencement or filing of any decree, judgment, order, proceeding or litigation at law or in equity, arbitration or other proceeding before any commission, agency or administrative or regulatory body or authority which could have a Material Adverse Effect on the Business or the Contributed Assets or GEM, as applicable;

      (c) any material labor grievance, strike, request for union representation, controversy or dispute affecting the business or operations of the Business or GEM's employees, as applicable;

      (d) any violation by Sellers (with respect to the Business) or GEM, or written notice of any alleged violation, of any federal, state or local law, statute, ordinance, rule or regulation;

      (e) any event or occurrence which would cause any of such party's representations and warranties to become incomplete, misleading or inaccurate;

      (f) any notice of breach, default, claimed default or termination of any material Contract or material Lease or material agreement of GEM other than any termination of such Contract or Lease pursuant to its terms; or

      (g) any other material adverse developments with respect to the Business or GEM, as applicable.

6.3 Operations of the Business Pending Closing. Except as otherwise consented to in writing by GEM, after the date hereof and prior to the Closing, Sellers shall:

      (a) operate the Business in the ordinary course of business in accordance with past practices;

      (b) operate the Business in accordance with applicable governmental requirements, rules and regulations;

      (c) maintain the Equipment in good working order, ordinary wear and tear excepted, and replace any of the Equipment which shall be worn out, broken, lost, stolen or destroyed, which Equipment would have been replaced in the ordinary course of business in accordance with past practices;

      (d) not sell, lease, mortgage, pledge or otherwise dispose of any of the Contributed Assets, except for transactions in the ordinary and regular course of the operation of the Business;

      (e) not enter into any "golden parachute" or other severance arrangement with any employee, or increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) which is paid or payable to any Sellers' Employee, except pursuant to existing compensation and fringe benefit plans, practices and arrangements which have been disclosed to GEM; not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services with respect to the Business;

      (f) with respect to the Business, not enter into, or become obligated under, any agreement or commitment on behalf of Sellers except for: (i) agreements entered into in the ordinary and regular course of the operation of the Business; or (ii) those other agreements or commitments otherwise permitted under this Section 6.3; or change, amend, terminate or otherwise modify any Contract or Lease except for those which terminate or expire by their own terms;

      (g) maintain in full force and effect policies of liability and casualty insurance and workers compensation insurance of substantially the same type, character and coverage as the policies currently carried with respect to the Business;

      (h) not adopt, or commit to adopt, any employee benefit plan or arrangement or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of personnel of Sellers with respect to the Business;

      (i) not enter into any collective bargaining agreement applicable to any employees of Sellers with respect to the Business;

      (j) follow the usual and customary policy of Sellers with respect to the Business with respect to collecting Accounts Receivable;

      (k) make reasonable commercial efforts to promote and advertise the Business and make expenditures therefor consistent with past practices and protect the business, business prospects and market share of the Business;

      (l) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or any assets that are material, individually or in the aggregate, to the Business;

      (m) not compromise or settle any litigation to which Sellers are a party, if such settlement or compromise will materially adversely affect the Contributed Assets or Business;

      (n) perform all Contracts and Leases in accordance with their terms and pay all accounts payable, liabilities and all other obligations of Sellers with respect to the Business when due;

      (o) maintain the books, records and accounts of Sellers with respect to the Business in the ordinary course of business consistent with past practice; and

      (p) not take or agree to take any action inconsistent with the representations and warranties of Sellers contained herein or the consummation of the Closing as contemplated by this Agreement.

6.4 Operations of GEM Pending Closing. Except as otherwise consented to in writing by Sellers, after the date hereof and prior to the Closing, GEM shall:

      (a) operate its business in the ordinary course of business in accordance with past practices;

      (b) operate its business in accordance with applicable governmental requirements, rules and regulations;

      (c) not sell, lease, mortgage, pledge or otherwise dispose of a material amount of its assets, except for transactions in the ordinary and regular course of the operation of its business;

      (d) not merge GEM or consolidate GEM with any business or any Person or division thereof or agree to do either of the foregoing; and

      (e) not take or agree to take any action inconsistent with the representations and warranties of GEM contained herein or the consummation of the Closing as contemplated by this Agreement.

6.5 Consents. Sellers will use their commercially reasonable efforts to obtain all consents and approvals from third Persons whose consent or approval is required pursuant to any Contract or Lease prior to the Closing Date.

6.6 Cooperation. GEM and Sellers will cooperate in all respects in connection with:

      (a) securing any nongovernmental approvals, consents, and waivers of third parties listed in Schedule 4.3; and

      (b) giving notices to any Governmental Authority, or securing the permission, approval, determination, consent or waiver of any Governmental Authority, required by law in connection with the transfer of the Contributed Assets from Sellers to GEM.

6.7 Exclusivity. Sellers shall not, and Sellers shall ensure that none of their affiliates, officers, directors, employees, representatives or agents shall, after the date hereof, directly or indirectly, solicit or engage in negotiations with, or provide any information to, or otherwise cooperate with, any person or entity that seeks to acquire or expresses an interest in acquiring all or any substantial part of the Business, or for the purpose of otherwise effecting any transaction or business combination inconsistent with the transactions contemplated hereby, and Sellers shall not, and Sellers shall ensure that none of its affiliates, officers, directors, employees, representatives or agents shall, enter into any agreement with or grant any proxy, option or other similar right to any third person or entity in connection with any transaction or business combination inconsistent with the with the transactions contemplated hereby; provided, however, that (i) the filing of reports and other information with the SEC and the distribution of reports and other information to stockholders shall be deemed not to violate this Section
6.7 and (ii) nothing contained in this Section 6.7 or elsewhere herein shall prohibit the Boards of Directors of Sellers from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to acquire the Business, whether by merger, consolidation, or stock acquisition, or acquisition of substantially all of the assets of Sellers, on terms which, in the exercise of their fiduciary duty after the consideration of advice from Sellers' legal and financial advisors, a majority of Sellers' directors determines is likely to be more beneficial to each of the stockholders than the transactions contemplated hereby, and provided, further, that Sellers' legal and financial advisors may engage in discussions regarding such written offer to clarify the terms of such offer for the purpose of rendering the advice referred to above to the Boards of Directors of Sellers, in each case, provided that, Sellers and its advisors, prior to furnishing such information to, or entering into discussions or negotiations with, such a person or entity, shall provide written notice to GEM to the effect that Sellers are furnishing information to, or entering into discussions with, such a person or entity, and shall keep GEM informed of the status (including the identity of such person or entity and the terms of any proposal) of such discussions or negotiations. Nothing in this Section 6.7 shall (A) permit Sellers to terminate this Agreement,
(B) permit Sellers to enter into any agreement with respect to an Alternate Transaction (as defined in Section 11.6(b)) prior to the termination of this Agreement in accordance with its terms or (C) affect any other obligation of any party under the Agreement.

6.8 Release of Liens. At or prior to the Closing, Sellers shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens (other than Permitted Liens) on the Contributed Assets and shall duly file releases or terminations of all such Liens in each Governmental Agency or office in which any such Lien or evidence thereof shall have been previously filed such that Sellers shall transfer the Contributed Assets to GEM free and clear of all Liens (other than Permitted Liens).

6.9   Tax Returns and Payments.

      (a) All Tax returns, estimates and reports required to be filed by Sellers (with respect to the Business) and GEM prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate governmental agencies or extensions will have been granted; and

      (b) all Taxes payable by GEM or by Sellers (pertaining to ownership of the Contributed Assets or operation of the Business) prior to the Closing Date will be paid by GEM or Sellers, as applicable, when due and payable unless protested in good faith.

6.10 Public Announcement. No party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other parties hereto which shall not be unreasonably withheld, except as and to the extent that such party shall be obligated by law or regulation, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

6.11 Best Efforts Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each party hereto shall use its commercially reasonable efforts to take all action and do all things necessary in order to consummate the transactions contemplated by this Agreement, including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in
Article VII and Article VIII.


ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF GEM

Each and every obligation of GEM to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1 Compliance with Agreement. Sellers shall have performed and complied in all material respects with each of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, required to be taken by Sellers in connection with the performance of this Agreement, and all documents incident thereto, shall be complete in all material respects to the reasonable satisfaction of GEM, and Sellers shall have made available to GEM for examination the originals or true and correct copies of all documents which GEM may reasonably request in connection with the transactions contemplated by this Agreement.

7.3 Representations and Warranties. The representations and warranties made by Sellers in this Agreement which are qualified in any respect as to materiality or Material Adverse Effect shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which need only be true as of such date); all other representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which need only be true as of such date).

7.4 No Material Adverse Change. Between the date of this Agreement and the Closing, there shall have been no material adverse change in the financial condition or results of operation of Sellers, with respect to, or affecting, the Business, nor any material adverse change in the condition of the Contributed Assets.

7.5 Event of Loss. Between the date of this Agreement and the Closing, Sellers shall not have sustained an Event of Loss which individually or in the aggregate would cost in excess of Fifty Thousand Dollars ($50,000) to repair and which repair shall not have been completed on or prior to the Closing Date to GEM's reasonable satisfaction; provided, however, Sellers may elect to extend the Closing for a reasonable period of time not to exceed sixty (60) days to complete such repairs.

7.6 Deliveries at Closing. Sellers shall have delivered or caused to be delivered to GEM the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(a).

7.7 Other Documents. Sellers shall have delivered to GEM such certificates and documents of officers of Sellers and public officials as shall be reasonably requested by GEM's counsel to establish the good standing of Sellers, and the due authorization of this Agreement and the transactions contemplated hereby by Sellers.

7.8 Possession; Instruments of Conveyance and Transfer. Sellers shall have delivered to GEM at the Closing such other documents as shall be effective to vest in GEM good title to the Contributed Assets as contemplated by this Agreement.

7.9 Approvals and Consents. There shall have been secured such permissions, approvals, determinations, consents and waivers as listed on Schedule 7.9.

7.10 Absence of Investigations and Proceedings. There shall be no decree, judgment, order, or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which Sellers are a party with respect to the Business or the Contributed Assets, which would materially adversely affect the ability of GEM to operate the Business or to use the Contributed Assets in the same manner as operated and used by Sellers. Without limiting the generality of the foregoing, no action or proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from GEM or Sellers on account thereof and for which GEM is not indemnified hereunder.

7.11 Governmental Consents. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

7.12   No Liens.  On the Closing Date and simultaneously with the
Closing, there shall not be any Liens on the Contributed Assets except Permitted Liens.

7.13 Employees. Jamie McKee and Anthony Lewin shall have accepted GEM's offer of employment upon terms and conditions acceptable to GEM.

7.14 Consulting Agreements. Glenn Fine and Adam Fine shall have entered into Consulting Agreements upon terms and conditions acceptable to GEM.

7.15 Transitional Service Agreement. CJPG shall have entered into a transitional service agreement upon terms and conditions acceptable to GEM.

Notwithstanding the above, if any of the conditions set forth in this
Article VII have not been satisfied, GEM may in its sole discretion elect to proceed with the consummation of the transactions contemplated hereby.


ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

8.1 Compliance with Agreement. GEM shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

8. 2   Proceedings and Instruments Satisfactory.  All proceedings, corporate or other, required to be taken by GEM in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Sellers, and GEM shall have made available to Sellers for examination the originals or true and correct copies of all documents which Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

8.3 Representations and Warranties. The representations and warranties made by GEM in this Agreement which are qualified in any respect as to materiality or Material Adverse Effect shall be true and correct as of the closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which need only be true as of such date); all other representations and warranties made by GEM in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which need only be true as of such date).

8.4 No Material Adverse Change. Between the date of this Agreement and the Closing, there shall have been no material adverse change in the financial condition or results of operation of GEM and its Subsidiaries, taken as a whole.

8.5 Deliveries at Closing. GEM shall have delivered or caused to be delivered to Sellers the documents, each properly executed and dated as of the Closing Date required pursuant to Section 2.3(b).

8.6 Other Documents. GEM shall have delivered to Sellers such certificates and documents of officers of GEM and of public officials as shall be reasonably requested by Sellers' counsel to establish the existence and good standing of GEM and the due authorization of this Agreement and the transactions contemplated hereby by GEM.

8.7 Absence of Investigations and Proceedings. There shall be no decree, judgment, order, or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which GEM is a party, which would materially adversely affect the ability of GEM to operate its business and no other proceeding or formal investigation by any Person or Governmental Authority shall be pending with the object of challenging or preventing the Closing. Without limiting the generality of the foregoing, no action or proceeding or formal investigation by any Person or Governmental Authority shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from GEM or Sellers on account thereof and for which Sellers are not indemnified hereunder.

8.8 Governmental Consents. All other material authorizations, consents or approvals of any and all Governmental Authorities shall have been obtained and be in full force and effect.

8.9 Event of Loss. Between the date of this Agreement and the Closing, GEM shall not have sustained an Event of Loss which individually or in the aggregate would cost in excess of Fifty Thousand Dollars ($50,000) to repair and which repair shall not have been completed on or prior to the Closing Date to Sellers' reasonable satisfaction; provided, however, GEM may elect to extend the Closing for a reasonable period of time not to exceed sixty (60) days to complete such repairs.

8.10 Possession; Purchase Price. GEM shall have delivered to Sellers at the Closing the cash portion of the purchase price, the LLC Units to which Sellers are entitled and such other documents as are required by this Agreement.

8.11 Employees. Jamie McKee and Anthony Lewin shall have accepted GEM's offer of employment upon terms and conditions acceptable to such employees.

Notwithstanding the above, if any of the conditions set forth in this
Article VIII have not been satisfied, Sellers may nevertheless elect to proceed with the consummation of the transactions contemplated hereby.


ARTICLE IX

FURTHER AGREEMENTS

9.1   Sellers Employees.

      (a) GEM may at any time after the date of this Agreement approach Sellers' Employees and make arrangements or enter into agreements with such employees concerning becoming employees of GEM although GEM assumes by this Agreement no obligation to employ or continue the employment of any Person for any period of time after the Closing. All such offers of employment shall be expressly conditioned upon the consummation of the Closing. Any Sellers Employee who thereby becomes employed by GEM shall constitute a Transferred Employee. Sellers agrees to fully cooperate with GEM in connection with its offer to hire any Sellers Employees and will not take any action, directly or indirectly, to prevent any Sellers Employee from becoming employed by GEM from and after the Closing.

      (b) Sellers shall be solely responsible for and shall pay all salaries and other compensation (including, but not limited to, any deferred or incentive compensation, accrued vacation leave and any severance pay) which will or may become payable at any time in the future to any Transferred Employee in respect of any period of employment with Sellers prior to the later of the Closing Date, or the date a Transferred Employee becomes employed by GEM.

      (c) With respect to each Transferred Employee (including any beneficiary or dependent thereof), Sellers shall be responsible for and shall defend, indemnify and hold GEM harmless from and against all liabilities and obligations relating to claims, expenses, illnesses, injuries and any other occurrences and for periods prior to the Closing Date which arise from, or relate to such Transferred Employee's employment by Sellers.

      (d) With respect to each Transferred Employee (including any beneficiary or dependent thereof), GEM shall be responsible for and shall defend, indemnify and hold Sellers harmless from and against all liabilities and obligations relating to claims, expenses, illnesses, injuries and any other occurrences and for periods on or after the Closing Date which arise from, or relate to such Transferred Employee's employment by GEM.

      (e) No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Sellers in respect of continued employment (or resumed employment) with either GEM or Sellers or any of their Affiliates, and no provision of this Agreement shall create any such rights in any such employee or former employee in respect of any benefits that may be provided, directly or indirectly, under any existing benefit plan or any plan or arrangement which may be established by GEM or Sellers. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Sellers, GEM or any of their respective affiliates.

9.2. Agreement Not to Compete. For a period of four (4) years after the Closing Date, each of Sellers and Alan Woinski , Kim Santangelo-Woinski, Adam Fine and Glenn Fine (the "Principal Stockholders") agree not to, directly or indirectly, own, manage, operate, control or engage or participate in the ownership, management, operation or control of, or be connected as a stockholder, agent, partner, joint venture, employee, officer, director, consultant or otherwise with, any business or organization any part of which engages in a business which is competitive with that of the Business on the Closing Date (a "Competitive Action"). Sellers and the Principal Stockholders shall not be in breach of their obligations hereunder by reason of (i) their ownership of less than one percent (1%) of the outstanding debt or equity of any publicly traded company, regardless of whether such publicly traded company competes with the Business or with GEM, or (ii) their publication, in whatever format or media, of any magazine, newsletter or other periodical substantially similar to any Retained Asset. During the Restricted Period, none of Sellers, the Principal Stockholders nor any affiliate thereof, directly or indirectly, will solicit, or in any manner attempt to induce, any officer, executive employee, research and development employee, sales employee or sales agent of GEM to leave the employ of GEM or to work for Sellers or any of their affiliates. During the Restricted Period, none of Sellers, the Principal Stockholders or any Affiliate thereof, directly or indirectly, will solicit, raid, entice, induce or contact, or attempt to solicit, raid entice, induce or contact, any Person that is a customer, supplier or distributor of the Business to terminate such Person's contractual or business relationship with GEM or the Business or directly or indirectly solicit or attempt to solicit the business of, enter into any written or oral agreement with, or otherwise deal with any customers of GEM, except in regard to businesses outside the scope of the Business on the Closing Date. In the event that GEM ascertains the start of a Competitive Action on the part of any such Persons, GEM shall be entitled to seek injunctive relief. Any business or property acquired by Sellers or the Principal Stockholders, or any of their respective Affiliates, after the Closing Date shall be subject to the foregoing restrictions. It is specifically understood and agreed that the obligations of Sellers and the Principal Stockholders hereunder are several, and that a violation of this Section 9.2 by any one of them shall in no way constitute a violation by any of the others unless such person or entity is an affiliate of such other person at the time of such violation. Because the breach or threatened breach of the covenants contained in this Section 9.2 would result in irreparable injury to GEM for which GEM will not have an adequate remedy at law, GEM will be entitled to equitable remedies, including a decree of specific performance and temporary and permanent injunctive relief, to enforce the covenants contained in this Section 9.2, as well as any and all other remedies to which GEM may be entitled at law. The parties further agree that, if a court of competent jurisdiction determines that this covenant is unenforceable in any respect, the remainder of this covenant shall not thereby be affected and shall be given full effect, without regard to any invalid portions, and this covenant may be modified by such court in any necessary respect in order to render it enforceable in its least reduced form. If the courts of any one or more jurisdictions determine that this covenant is unenforceable, it is the intention of GEM, on the one hand, and Sellers and the Principal Stockholders, on the other hand, that such determination not bar or in any way affect GEM's right to the relief provided above in the courts of any other jurisdiction as to breaches of this covenant in such other respective jurisdiction, it being the intention of GEM, on the one hand, and Sellers and the Principal Stockholders, on the other hand, that this covenant be considered a separate and independent covenant insofar as it relates to each such jurisdiction. Each of the Principal Stockholders acknowledges that he or she will derive substantial benefit from the transactions contemplated by this Agreement and that a material condition of GEM's willingness to enter into this Agreement is the agreement of the Principal Stockholders to be bound by the terms of this Section 9.2.

ARTICLE X:

INDEMNIFICATION

10.1   Indemnification by Sellers

      (a) Sellers, jointly and severally, shall indemnify and hold GEM and GEM's officers, directors, managers, members and employees (collectively, the "GEM Indemnified Parties") harmless from and against, and agree promptly to defend each of the GEM Indemnified Parties from and reimburse each of the Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, "Losses") that any of the GEM Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Sellers in or pursuant to this Agreement; (ii) any failure by Sellers to carry out, perform, satisfy or discharge any covenants, agreements, undertakings or liabilities or obligations under this Agreement or under any of the documents delivered by Sellers pursuant to this Agreement; or (iii) the Retained Liabilities.

      (b) Notwithstanding any other provision to the contrary, Sellers shall not have any liability under Section 10.1(a)(i) above unless a claim has been asserted with respect to the matters set forth in Section 10.1(a)(i) within two years of the Closing Date except with respect to matters arising under Sections 4.4(a), 4.12, 4.18 and 4.19, in which event GEM must have asserted a claim within the applicable statute of limitations; provided, however, that an claim under Section 4.4(b) shall survive indefinitely. Notwithstanding any provision set forth in this Agreement to the contrary, for purposes of determining whether any Losses have occurred or the amount of any such Losses, the representations and warranties of Sellers hereunder shall be considered without regard to any materiality or knowledge qualifications set forth therein.

10.2   Indemnification by GEM

      (a) GEM shall indemnify and hold Sellers and their respective directors, officers and employees (collectively, the "Sellers Indemnified Parties") harmless from and against, and agree to promptly defend each of the Sellers Indemnified Parties from and reimburse each of the Sellers Indemnified Parties for, any and all Losses that any of the Sellers Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any representations and warranties made by GEM in or pursuant to this Agreement; (ii) any failure by GEM to carry out, perform, satisfy or discharge any covenants, agreements, undertakings or liabilities or obligations under this Agreement or under any of the documents delivered by GEM pursuant to this Agreement; or (iii) the Assumed Liabilities; or (iv) GEM's operation of the Business from and after the Closing Date.

      (b) Notwithstanding any other provision to the contrary GEM shall not have any liability under Section 10.2(a)(i) above unless a claim has been asserted with respect to the matters set forth in
Section 10.2(a)(i) within two years of the Closing Date except with respect to matters arising under Sections 5.4, 5.13, 5.14, and 5.15, in which event Sellers must have asserted a claim within the applicable statute of limitations. Notwithstanding any provision set forth in this Agreement to the contrary, for purposes of determining whether any Losses have occurred or the amount of any such Losses, the representations and warranties of GEM hereunder shall be considered without regard to any materiality or knowledge qualifications set forth therein. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of the LLC Units would not, by itself, constitute a Sellers Indemnified Parties' Loss, unless and to the extent a decrease in the value of the LLC Units has been demonstrated to be as a result of any event described in Sections 10.2(a)(i), (ii) or (iii) above.

10.3   Notification of Claims; Election to Defend

      (a) A party entitled to be indemnified pursuant to Section 10.1 or 10.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article X within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the later of (i) the end of such 30-day period and (ii) the date the Claim is paid by the Indemnified Party and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

      (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 10.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 10.1 or 10.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party; provided, however, that if the Indemnified Party
(i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and
(ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense (except to the extent provided in the foregoing sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the foregoing sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 10.3(a) hereof of its election to defend in good faith any such third party Claim. So long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party (or has been relieved of the obligation to defend such Claim in accordance with this Section 10.3(b) as a result of a conflict of interest between the Indemnified Party and the Indemnifying Party), the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except to the extent required for defense of the relevant Claim. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 10.3(b), the Indemnifying Party shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the later of (i) the end of such 30-day period and
(ii) if the Claim is payable to a third party, the date the Claim is paid by the Indemnified Party and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment

10.4   Limits for Recovery of Losses

Neither party shall be liable as the Indemnifying Party for any Claims under Section 10(a) or 10(b) unless and until the aggregate amount of all Claims of the Indemnified Parties under such Sections equals or exceeds $75,000, in which case the Indemnifying Party shall be liable for all Claims of the Indemnified Parties under such Sections without regard to such $75,000 limitation; provided, however, this limitation shall not apply to any Claim with respect to Section 4.4(b). In all cases, and notwithstanding anything herein to the contrary, GEM shall be subject to a maximum aggregate limit of all Claims against it equal to $5 million, and Sellers shall be subject to a maximum aggregate limit of all Claims against it equal to the cash portion of the purchase price and the fair market value of the Sellers' LLC Units at the time of the determination of the amount of such Claims; provided, however, this limitation shall not apply to any Claim with respect to
Section 4.4(b).



ARTICLE XI

TERMINATION; MISCELLANEOUS

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

      (a)   by mutual written agreement of Sellers and GEM;

      (b) by GEM, upon a material breach hereof by Sellers which has not been cured within 20 days after Sellers' receipt of written notice from GEM notifying it of such default which would cause any of the conditions set forth in Article VII of this Agreement not to have been fulfilled by January 1, 2001;

      (c) by Sellers, upon a material breach hereof by GEM which has not been cured within 20 days after GEM's receipt of written notice from Sellers notifying it of such default which would cause any of the conditions set forth in Article VIII of this Agreement not to have been fulfilled by January 1, 2001; and

      (d) by GEM or Sellers if the Closing has not occurred on or before January 10, 2001 (the "Drop Dead Date"), provided that the party seeking to terminate this Agreement shall not then be in material breach of this Agreement.

11.2 Rights on Termination. If this Agreement is terminated because of a willful and material breach hereof by either party, the nonbreaching party shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance.

11.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions of this Agreement.

11.4 Survival. The representations and warranties of GEM and Sellers in this Agreement shall survive the Closing until the date that is two years from the Closing Date except with respect to the representations and warranties set forth in Sections 4.4(a), 4.12, 4.18, 4.19, 5.4, 5.13, 5.14 and 5.15 which shall survive the Closing for the applicable statute of limitations and the representations and warranties set forth in Sections 4.4(b) shall survive indefinitely. The agreements of GEM and Sellers set forth in Articles IX, X and XI in this Agreement shall survive the Closing indefinitely.

11.5 Entire Agreement; Amendment; and Waivers. This Agreement and the agreements required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided. Time is of the essence of this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.6 Expenses. (a) Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement and consummation of the transactions contemplated hereby.

(b) Notwithstanding Section 11.6(a), if (i) any Triggering Event (as defined below) occurs prior to the termination of this Agreement in accordance with its terms or (ii) any Alternate Transaction (as defined below) is consummated during the 180-day period immediately following the later of (A) the Drop Dead Date and (B) the termination of this Agreement in accordance with its terms (the later of (A) and (B) being the "Termination Date"), the Company shall pay to GEM within two business days after such event, an amount in immediately available funds equal to the documented fees and expenses incurred by GEM in connection with the due diligence, preparation and negotiation of legal documents, and preparation of financial statements of GEM related to the acquisition (including legal, tax and accounting fees and disbursements). The Triggering Events are as follows:

(1) any Seller shall have entered into, or shall have publicly announced its intention to enter into, an agreement in principle, letter of intent, definitive agreement or other similar arrangement, whether binding or non-binding, with any person other than GEM and its affiliates with respect to any sale, merger, consolidation or other similar transaction involving the Business, any class of its equity securities or securities convertible into equity securities or all or substantially all of its assets; or

(2) the Board of Directors of CJPG shall (A) recommend or have recommended that stockholders of CJPG sell shares of any class of equity securities or securities convertible into equity securities of the Company to another person or group or recommend or approve any sale of all or substantially all of the Company's assets to another person or group, (B) recommend or have recommended to stockholders of the Company any Alternate Transaction involving such person or group or (C) shall withdraw or have withdrawn or modify or have modified in a manner adverse to GEM (including by no longer taking any position with respect to the transactions contemplated hereby), its support for the transactions contemplated hereby (the transactions contemplated in subparagraphs (b)(1), (b)(2)(A) and (b)(2)(B) being referred to herein as "Alternate Transactions").

The Company shall advise GEM of the receipt of any proposal for an Alternate Transaction and the details thereof within 48 hours of the receipt thereof, and the Board of Directors of the Company shall not act with respect to any such proposal for three business days after the delivery of such notice to GEM. Nothing in Sections 11.6(b) or 11.7 shall be deemed to limit in any way any claims GEM may have at law or equity with respect to any breach by Sellers of any of their obligations under this Agreement.

11.7	Break-up Fee.  In addition to any amounts payable pursuant to
Section 11.6(b), if Sellers shall consummate any Alternate Transaction at any time prior to the Termination Date or during the 180-day period immediately following the Termination Date, Sellers shall pay to GEM upon the date of consummation of such Alternate Transaction a break-up fee equal to $1 million.

11.8 Benefit; Assignment. This Agreement shall be binding upon and shall inure to the benefit of and shall be enforceable by GEM and Sellers and their respective proper successors and assigns. This Agreement (and any rights, obligation or liabilities hereunder) may not be assigned or delegated in whole or in part by any party without the prior written consent of the other parties; provided, however, that GEM may assign in whole or in part its rights, obligations or liabilities hereunder to an Affiliate of GEM or to any Person who purchases all or substantially all of the assets or stock of GEM whether by merger or otherwise, and GEM may collaterally assign this Agreement to any lender of GEM or such Affiliate.

11.8 Notices. All notices and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by telecopier, (c) sent by nationally recognized overnight courier guaranteeing next Business Day delivery or (d) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

if to Sellers:

Casino Journal Publishing Group, Inc.
5240 S. Eastern Avenue
Las Vegas, Nevada 89119
Attention:  Glenn Fine, CEO
Facsimile:  (609) 340-8722




if to GEM:

GEM Communications, LLC
c/o The Official Information Company
250 West 57th Street, Suite 2421
New York, New York 10019
Attn:  Ian Thomas, President and CEO
Telecopier number:  (212) 247-0026

11.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.10 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.11   No Reliance.  Except for any assignees permitted by Section
11.7 of this Agreement:

      (a) no third party is entitled to rely on any of the representations, warranties and agreements of GEM or Sellers contained in this Agreement; and

      (b) GEM and Sellers assume no liability to any third party because of any reliance on the representations, warranties and agreements of GEM or Sellers contained in this Agreement.

11.12 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

11.13 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

11.14 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF SELLERS' INVESTMENT IN GEM CONTEMPLATED HEREBY. THE SCOPE OF THIS JURY TRIAL WAIVER SHALL BE LIMITED TO DISPUTES BETWEEN GEM AND SELLERS AND SHALL NOT EXTENT TO DISPUTES BETWEEN GEM AND ANY OTHER PERSON.

11.15 Income Tax Position Neither GEM nor Sellers shall take a position for income tax purposes which is inconsistent with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Asset Contribution Agreement as of the day and year first above written.

GEM COMMUNICATIONS, LLC


By:
Name:
Title:



CASINO JOURNAL PUBLISHING GROUP, INC.


By:
Name:
Title:

CASINO PUBLICATIONS, INC.


By:
Name:
Title:

GAMING ENTERTAINMENT EXPOSITIONS, INC.


By:
Name:
Title:


CASINO JOURNAL OF NEVADA, INC.


By:
Name:
Title:



JOINDER TO ASSET CONTRIBUTION AGREEMENT


The undersigned have executed this Joinder to Asset Contribution
Agreement to evidence their agreement to be bound by the terms of
Section 9.2 of the Asset Contribution Agreement.


/s/ Alan Woinski
Alan Woinski


/s/ Kim Santangelo-Woinski
Kim Santangelo-Woinski


/s/ Adam Fine
Adam Fine


/s/ Glenn Fine
Glenn Fine


/s/ Lisa Robertson
Lisa Robertson


SCHEDULE 1.4

Equity Interests



SCHEDULE 2.2(b)

Equity Interests


Tradeshow/Conference     Sellers' Equity %    Additional Purchase Price

Southern Gaming Summit          50%                $250,000
Northern Gaming Summit         100%                $125,000
UNLV Casino Ops Conference      75%                $125,000